May 4, 2015

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Solid Start for the FHLBNY

On April 29, we announced our results for the first quarter of 2015. Your cooperative has had a solid start to 2015. Our net income for the quarter was $88.2 million, and our return on average equity increased to 5.56 percent, from 4.79 percent in the first quarter of 2014. During the quarter, we increased our unrestricted retained earnings by $6.3 million and our restricted retained earnings by $17.6 million, further bolstering another layer of protection for our cooperative. Most importantly, we finished the quarter with $88.5 billion in advances to our members, and, although this was a decline from the fourth quarter of 2014, it still means that nearly $90 billion in funding is being put to work in communities across our District, representing the highest level of advances across the Federal Home Loan Bank System.

A Solid Start for the System

The Federal Home Loan Bank System also began 2015 in a solid fashion. On April 30, the Office of Finance released the Combined Operating Highlights for the Federal Home Loan Banks for the first quarter of 2015. After a strong 2014, the Federal Home Loan Bank System continues to perform well. Systemwide net income for the quarter was just above $1 billion, an increase of 83 percent from the first quarter of 2014, driven primarily by higher gains on litigation settlements. Systemwide advances stood at $542.2 billion for the quarter, as the System’s membership utilized more than half a trillion dollars in funding to support local housing development and economic growth. Once again, the Federal Home Loan Bank of New York’s advances-to-assets ratio led the System for the quarter.

Consistent Performance, Stable Partnership

It is our focus on being an Advances Bank that drives our consistent performance. And it is this consistent performance that positions our cooperative to be a reliable and dependable partner for our members, working to meet your needs each and every day. Our main way of meeting these needs is through the constant and uninterrupted availability of our advances. But we have many other ways of supporting our membership. Our Affordable Housing Program helps members make a real impact in the affordable housing needs of the communities they serve, and our First Home Club helps create responsible homeowners who provide the foundation for strong neighborhoods. Our innovative products – such as our Callable and Fixed Rate with Cap advances – are tailored to fit the business plans and funding needs of our diverse membership. Last month, we announced our participation in a pilot program with the MAX Exchange – a multi-seller to multi-buyer exchange and clearing house for residential loans – to enable our members to sell conforming and jumbo whole loan mortgages on an open exchange platform, furthering our ability to help our members improve their capacity to serve their markets.

We are also focused on personal contact with our members to ensure that you are getting the most value out of your FHLBNY membership. Beyond our regular “Calling Program,” in April we hosted three member meetings to provide our members with an in-person update on the cooperative, our performance, our business lines and opportunities for members to capitalize on membership. We have four more such meetings planned for the next six months. Please be on the lookout for more information on these events as they draw closer.

Reliability is at the center of our franchise value, and, just as your customers and communities know they can rely on their local lender to meet their banking needs, we take pride in being a trusted partner to each of our 340 members. We share your commitment to the communities we all serve, and I look forward to building on our partnership as we continue to move through 2015.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.